KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                   (In thousands except per share amounts)

                                   For the Three Months  For the Nine Months
                                   Ended September 30,   Ended September 30,
                                   --------------------  ------------------
                                       1994      1993       1994      1993
                                       ----      ----       ----      ----
Primary:
  Net earnings (loss) applicable
    to common stock                 $  3,972  $(42,499)  $ 10,950 $ (33,708)
                                     ========  ========   ======== =========
  Weighted average number
    of common shares outstanding      18,213    17,976     18,177    18,130
  Weighted average shares
    issuable on exercise of
    dilutive stock options                80        *          91        *
                                     --------  --------    -------  --------
    Total                             18,293    17,976     18,268    18,130
                                     ========  ========    =======  ========
  Net earnings (loss) per common
    share - primary                 $    .22  $  (2.36)   $   .60  $  (1.86)
                                     ========  ========    =======  ========
Fully diluted:
  Net earnings (loss)applicable
    to common stock                 $  3,972  $(42,499)  $ 10,950  $(33,708)
  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)          329        *          *         *
  Elimination of preferred stock
    dividend requirement                 929        -          *         -
                                     --------  --------   --------  --------
  Net earnings (loss)(as adjusted)  $  5,230  $(42,499)  $ 10,950  $(33,708)
                                     ========  ========   ========  ========
  Weighted avg. no. of shares out-
    standing including shares
    issuable on exercise of
    stock options                     18,293    17,976     18,268    18,130
  Shares issuable on conversion of
    6% subordinated convertible
    debentures                         1,421         *          *         *
  Shares issuable on conversion of
    Series 2 preferred stock           4,552         -          *         -
  Additional shares using ending
    market price instead of average
    market on treasury method use
    of stock option proceeds              15         -          *         -
                                     --------  --------   --------  --------
    Total                             24,281    17,976     18,268    18,130
                                     ========  ========   ========  ========
 Net earnings (loss) per common
    share - fully diluted           $    .22  $  (2.36)   $   .60  $  (1.86)
                                     ========  ========   ========  ========
*   Anti-dilutive and accordingly not included in the computation
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